Exhibit 99.1

Company Contact:
Ultralife Batteries, Inc.
Julius Cirin
(315) 332-7100
jcirin@ulbi.com

Investor Relations Contact:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening
(212) 838-3777
jks@lhai.com

Media Contact:
Lippert/Heilshorn & Associates, Inc.
Chenoa Taitt
(212) 201-6635
ctaitt@lhai.com

   Ultralife Batteries, Inc. Announces Multi-Million Dollar Private Label Deal
       Company's 9-Volt Lithium Batteries To Be Marketed Under Major Brand

Newark, New York - (May 19, 2003) - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced the receipt of a multi-million dollar order from a major consumer products company for a private-labeled version of its popular 9-volt lithium battery. Production will begin this month for scheduled shipments starting in June and extending throughout 2003.

John D. Kavazanjian, Ultralife's president and chief executive officer, said, "This order, from a well-recognized consumer-brand company, represents a significant accomplishment in our efforts to open new channels of distribution for our products worldwide and will contribute to our $65 million revenue goal for the year. We are extremely pleased and honored to have our battery represented by a company known throughout the world for the high quality, performance and brand recognition of its products."

Joseph N. Barrella, Ultralife's senior vice president of technology and new business development, said, "The formation of this new business relationship is a major achievement in the growth of our 9-volt product line. We look forward to this relationship resulting in expansion in existing and new markets for this and other products."

Ultralife's 9-volt lithium battery is a consumer-replaceable battery that lasts up to five times longer than alkaline 9-volt batteries and up to 10 times longer than carbon-zinc batteries. This primary (non-rechargeable) battery has the highest energy density, flattest discharge voltage, longest shelf life, widest operating temperature range, and lightest weight of any comparable-sized 9-volt battery. The battery provides the longest life in commercial and consumer applications including medical, wireless security, safety, music, and industrial products.

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of customized and standard lithium primary, lithium ion and lithium polymer rechargeable batteries. Ultralife manufactures high-energy batteries utilizing advanced lithium technology. Our Primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries are used in military, industrial and consumer portable electronic products. OEM and retail customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack, and the national defense agencies of the United States, United Kingdom and Germany.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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